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LOGO

                                 April 7, 1997

To Our Stockholders:

     I am pleased to inform you that on March 31, 1997, Calgene, Inc. entered into an Agreement and Plan of Merger with Monsanto Company and Monsanto Acquisition Company, Inc., a wholly owned subsidiary of Monsanto. Under the Agreement, Monsanto Acquisition Company, Inc. has commenced a cash tender offer to purchase all of the outstanding shares of Calgene Common Stock for $8.00 per share. The Offer will be followed by a Merger in which any remaining shares of Calgene Common Stock will be converted into the right to receive $8.00 per share in cash, without interest.

     YOUR BOARD OF DIRECTORS BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AND VOTING (WITH ALL DIRECTORS WHO ARE EMPLOYEES OF MONSANTO ABSTAINING), BASED UPON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION AND APPROVAL OF A SPECIAL COMMITTEE OF THE DIRECTORS OF THE COMPANY WHO ARE NOT MONSANTO DESIGNEES OR COMPANY OFFICERS, HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY (OTHER THAN MONSANTO), HAS APPROVED THE OFFER AND THE MERGER, AND RECOMMENDS THAT COMPANY STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     In arriving at their recommendations, the Board of Directors and the Special Committee gave careful consideration to a number of factors, which are described in the attached Schedule 14D-9 that Calgene has filed today with the Securities and Exchange Commission. These factors include, among other things, the opinion of Montgomery Securities, the financial advisor to the Special Committee, that the consideration to be received by holders of the Company's common stock (other than Monsanto and its affiliates) pursuant to the Agreement was fair to such stockholders from a financial point of view, as of the date of such opinion. A copy of the opinion is set forth in the Schedule 14D-9 and should be read carefully and in its entirety for a description of the procedures followed, the factors considered and the assumptions made by Montgomery Securities.

     In addition to the attached Schedule 14D-9 relating to the Offer, also enclosed is the Offer to Purchase, dated April 7, 1997, of Monsanto Acquisition Company, Inc., together with related materials to be used for tendering your shares. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your shares. I urge you to read the enclosed materials carefully.

                                          Sincerely,

                                          LOGO
                                          Lloyd M. Kunimoto
                                          President and Acting Chief Executive
                                          Officer